Exhibit 99.1

Liberty Interactive Corporation Announces Agreement with Liberty Broadband to Invest $2.4 billion in Support of Charter-Time Warner Cable Merger

ENGLEWOOD, Colo.—Liberty Interactive Corporation (NASDAQ: QVCA, QVCB, LNVTA, LVNTB) (“Liberty Interactive”) today announced that it has entered into an agreement with Liberty Broadband Corporation (NASDAQ: LBRDA, LBRDK) (“Liberty Broadband”) whereby Liberty Interactive will invest $2.4 billion in Liberty Broadband in connection with (and contingent upon) the closing of today’s announced proposed merger of Charter Communications, Inc. (“Charter”) and Time Warner Cable Inc. (“TWC”).  The proceeds of this investment will be used by Liberty Broadband to fund, in part, its agreement to acquire $4.3 billion of Charter stock.  Liberty Broadband’s acquisition will be made in support of (and contingent upon) the closing of the Charter-TWC merger.  In connection with these transactions, it is expected that Charter will undergo a corporate reorganization, resulting in a current subsidiary of Charter becoming the publicly traded parent company (“New Charter”).  Liberty Interactive’s investment in Liberty Broadband will be funded using cash on hand and will be attributed to the Liberty Ventures Group.

“We are excited for Liberty Interactive to make this attractive investment in Liberty Broadband, providing our shareholders with the unique opportunity to realize value from the proposed consolidation in the cable industry announced today by Charter,” said Greg Maffei, President and CEO of Liberty Interactive. “Through this transaction, Liberty Interactive has the ability to deploy a significant amount of capital and become a meaningful shareholder of Liberty Broadband.”

Liberty Interactive (along with third party investors, all of whom will invest on the same terms as Liberty Interactive) will purchase newly issued shares of Liberty Broadband Series C common stock (the “Series C Shares”) at a per share price of $56.23 (equal to Liberty Broadband’s net asset value on a sum-of-the parts basis).  In the aggregate, Liberty Broadband has entered into subscription agreements with respect to $4.4 billion of its Series C Shares.  Liberty Interactive’s investment in Liberty Broadband is subject to customary closing conditions and funding will only occur upon the completion of the Charter-TWC merger. Liberty Broadband intends to seek stockholder approval for the issuance of the Series C Shares in accordance with the rules and requirements of the Nasdaq Stock Market.  If, for any reason, Liberty Broadband does not receive the requisite stockholder approval for the issuance of the Series C Shares, the purchasers will instead acquire a limited number of Series C Shares, together with shares of a newly issued series of non-convertible preferred stock of Liberty Broadband.

Liberty Broadband and Liberty Interactive have also entered into an agreement with Charter which provides that Liberty Broadband and Liberty Interactive will exchange, in a tax-free transaction, the shares of TWC common stock held by each company for shares of New Charter Class A common stock (subject to certain limitations).  In addition, Liberty Interactive has also agreed to grant Liberty Broadband a proxy over the shares of New Charter stock it receives in the exchange, along with a right of first refusal with respect to the underlying New Charter stock.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of Charter’s corporate reorganization, the TWC and Bright House acquisition transactions, Liberty Broadband’s investment in Charter, Liberty Broadband’s issuance of Series C Shares to Liberty Interactive and other third party investors and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of required approvals, including stockholder and regulatory. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups:  the QVC Group and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group, Lending Tree and FTD, its subsidiaries Backcountry.com, Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner and Time Warner Cable.

Liberty Interactive Corporation

Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation